Exhibit 99.1

SPRINGLEAF FINANCE CORPORATION ANNOUNCES PROPOSED

SENIOR NOTES OFFERING

EVANSVILLE, INDIANA. September 17, 2013  — Springleaf Finance Corporation  (the “Company”) today announced its intention to offer, in a private placement,  up to $150 million aggregate principal amount of  notes due 2021 (“2021 notes”) and up to $100 million aggregate principal amount of notes due 2023 (“2023 notes” and, together with the 2021 notes, the “notes”), subject to market and other conditions. In connection with this offering, the Company expects to simultaneously issue $500 million principal amount of 2021 notes and $200 million principal amount of 2023 notes in a privately negotiated exchange for $700 million aggregate principal amount of its outstanding 6.90% Medium Term Notes, Series J, due 2017 (the “exchange transaction”) . The closing of the offering of the notes is conditioned on the closing of the exchange transaction, and the closing of the exchange transaction is conditioned on the closing of the offering of the notes.

The Company intends to use the net proceeds from the notes offering to pay fees and expenses related to the offering of the notes and the exchange transaction and for general corporate purposes, including the repayment or repurchase of a portion of its outstanding debt. There can be no assurance that the offering of the notes will be consummated.

The notes will be offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act.  The notes have not been registered under the Securities Act and will not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Forward Looking Statements.

This press release contains “forward-looking statements” concerning the Company’s intention to consummate the exchange transaction and issue the notes, the Company’s expectation regarding the aggregate principal amount of notes to be sold and the Company’s intended use of proceeds of the offering. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. Important factors that could cause actual results to differ are described in the filings made from time to time by the Company with the U.S. Securities and Exchange Commission and include the risk factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.